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                                                                  Exhibit (e)(1)




                                  AMENDMENT TO
                             DISTRIBUTION AGREEMENT


     THIS AMENDMENT, dated as of the 5th day of December, 2007, is entered into by and between THE KENSINGTON FUNDS, a Delaware statutory trust ("Trust"), and QUASAR DISTRIBUTORS, LLC (the "Distributor"), as parties to the Distribution Agreement dated August 12, 2004, (the "Agreement").

     WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

     NOW THEREFORE, pursuant to section 10(B) of the Agreement, the parties hereby agree to amend the Agreement as follows:

1. Effective as of the date stated above, Section 2(G) of the Agreement shall be amended as set forth below;

     G. The Distributor may, in its discretion, enter into agreements with such qualified broker-dealers as it may select, in order that such broker-dealers also may sell Shares of the Funds. The form of any dealer agreement shall be mutually agreed upon and approved by the Trust and the Distributor. The Distributor may pay a portion of any applicable sales charge, or allow a discount to a selling broker-dealer, as described in the Prospectus or, if not so described, as agreed upon with the broker-dealer, subject to the terms of Section 5 below. The Distributor shall include in the forms of agreement with selling broker-dealers a provision for the forfeiture by them of their sales charge or discount with respect to Shares sold by them and redeemed, repurchased or tendered for redemption within seven (7) business days after the date of confirmation of such purchases.

2. Effective as of the date stated above, Section 2 of the Agreement shall be amended as follows: to incorporate subsection K. as set forth below, and
     Section 5(A) of the Agreement shall be amended, as set forth below.

     AMENDED SECTION 2. SERVICES AND DUTIES OF THE DISTRIBUTOR


     K. The Distributor shall retain the underwriter concession on each sale of Fund Shares, and the sales charge, as described in the Prospectus, not otherwise assigned and received by a selling broker-dealer in accordance with an executed dealer agreement. At the discretion of the Distributor, a portion of such sales charges and the underwriter concessions received by the Distributor, as described in Exhibit B, may be used to offset the compensation owed to the Distributor for its services as described in Exhibit B of this Agreement.



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     AMENDED SECTION 5. COMPENSATION

          Fees. The Distributor, as distributor of Class A Shares of the Funds under this Agreement, shall receive from the Funds in accordance with the Service and Distribution Plans attached as Schedule A hereto a distribution fee at the rate and upon the terms and conditions set forth in such Plans.

          The Distributor, as distributor of Class B and Class C Shares of the Funds under this Agreement, shall receive (i) distribution fees as commissions for the sale of Class B and Class C Shares (the "Distribution Fees") which shall accrue daily in an amount equal to the product of (A) the daily equivalent of 0.75% per annum multiplied by (B) the net asset value of Class B and Class C shares outstanding on such day, and (ii) shareholder service fees in amounts up to 0.25% per annum of the average net asset value of Class B and Class C Shares upon the terms and conditions set forth in the Service and Distribution Plans attached as Schedule A hereto. In accordance with the Service and Distribution Plans, the Funds shall pay to the Distributor or, at the Distributor's direction, to a third-party, the Distributor's Allocable Portion (as defined in Section 5.C. below) of the Distribution Fees.

          These fees shall be accrued daily and shall be paid monthly in arrears on or prior to the 10th business day of the following month, or at such time(s) as the Distributor shall reasonably request.

     B. Sales Charges. Shares of a Fund may be subject to a sales load, subject to the limit on asset-based sales charges set forth in NASD Conduct Rule 2830 (and any successor provision thereto). To the extent that Shares of a Fund are sold at an offering price which includes a sales load or subject to a contingent deferred sales charge ("CDSC") with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall hereinafter be referred to collectively as "Load Shares" (and in the case of Shares that are sold with a front-end sales load, "Front-end Load Shares", or Shares that are sold subject to a contingent deferred sales load, "CDSC Shares"). Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as "Front-End Load Funds". Funds that issue CDSC Shares shall hereinafter be referred to collectively as "CDSC Funds". Front-end Load Funds and CDSC Funds may individually or collectively be referred as "Load Funds". Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares.

               (i) The Distributor shall have the right to purchase Load Shares at their net asset value and to sell such Load Shares to the public against orders therefore at the applicable public offering price, as defined in Section 5.D. hereof. The Distributor shall also have the right to sell Load Shares to dealers against orders therefore at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in Section 5.D. below.


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               (ii) Prior to the time of delivery of any Load Shares by a Load
          Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount equal to the applicable net asset value of such Shares.

               (iii) The Funds agree to withhold from redemption proceeds of the Class B and Class C Shares, the Distributor's Allocable Portion of any CDSCs payable with respect to the Class B and Class C Shares, as provided in the Funds' Prospectus, and to pay the same over to the Distributor or, at the Distributor's direction to a third-party, at the time the redemption proceeds are payable to the holder of such shares redeemed. Payment of these CDSC amounts to the Distributor is not contingent upon the adoption or continuation of any Service and Distribution Plan.

     C. Allocable Portion. For purposes of this Agreement, the term "Allocable Portion" of Distribution Fees and CDSCs payable with respect to Class B and Class C Shares shall mean the portion of such Distribution Fees and CDSC allocated to the Distributor in accordance with the Allocation Schedule attached hereto as Appendix B.

          The Distributor shall be considered to have completely earned the right to the payment of its Allocable Portion of the Distribution Fees and the right to payment of its Allocable Portion of the CDSCs with respect to each CDSC Share upon the settlement date of such CDSC Share taken into account in determining the Distributor's Allocable Portion of Distribution Fees.

          The provisions set forth in Section 3 of the Service and Distribution Plan (in effect on the date hereof) relating to Class B Shares, together with the related definitions are hereby incorporated into this Section 5.C. by reference with the same force and effect as if set forth herein in their entirety.

          For the avoidance of doubt, the Distribution Fees and CDSCs in respect of the Shares of the Funds (including any Free Shares (as defined in the Allocation Schedule attached as Appendix B) issued in respect of such Shares and Shares issued in one or more free exchanges for any such Shares) which were issued under any predecessor distribution agreement, including the Distribution Agreement between the Trust and BISYS Fund Services Limited Partnership, shall continue to be payable under the Agreement and shall be included in the Distributor's Allocable Portion of the Distribution Fees and CDSCs. Nothing herein is intended to affect the assignment of the rights in such Distribution Fees and CDSCs to any third-party assignee.

     D. Public Offering Price. The public offering price of a Load Shares shall be the net asset value of such Load Share, plus any applicable sales charge, all as set forth in the Prospectus of the Load Fund. The net asset value of Shares shall be determined in accordance with the Prospectus of the Load Fund.

3. Effective as of the date stated above, Appendix A of the Agreement is hereby superseded and replaced with Amended Appendix A attached hereto.


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     The Agreement, as amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.


THE KENSINGTON FUNDS                              QUASAR DISTRIBUTORS, LLC

By:  /s/ Cynthia M. Yee                           By:    /s/ James R. Schoenike
     ------------------                               ----------------------
                                                         James R. Schoenike
Title: Secretary                                  Title: President



















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                               Amended Appendix A
                             to The Kensington Funds
                             Distribution Agreement

                     Separate Series of The Kensington Funds


Name of Series
--------------
Kensington Strategic Realty Fund (Class A, Class B, Class C, Class Y) Kensington Select Income Fund (Class A, Class B, Class C, Class Y)
Kensington Real Estate Securities Fund (Class A, Class B, Class C, Class Y) Kensington International Real Estate Fund (Class A, Class B, Class C, Class Y) Kensington Global Real Estate Fund (Class A, Class B, Class C, Class Y) Kensington Global Infrastructure Fund (Class A, Class B, Class C, Class Y)















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